Exhibit 99.1

Investors and Media
Christopher Oltmann
(818) 746-2046

PennyMac Mortgage Investment Trust Reports

First Quarter 2014 Results

Moorpark, CA, May 7, 2014 — PennyMac Mortgage Investment Trust (NYSE: PMT) today reported net income of $37.9 million, or $0.50 per diluted share, for the first quarter of 2014, on net investment income of $76.6 million. PMT previously announced a cash dividend for the first quarter of 2014 of $0.59 per common share of beneficial interest, which was declared on March 24, 2014 and paid on April 30, 2014.

First Quarter 2014 Highlights

Financial results:

•                  Diluted earnings per common share of $0.50, down 28 percent from the prior quarter

•                  Net income of $37.9 million, down 28 percent from the prior quarter

•                  Net investment income of $76.6 million, down 20 percent from the prior quarter

•                  Book value per share of $20.88, up from $20.82 at December 31, 2013

•                  Return on average equity of 10 percent, down from 14 percent for the prior quarter(1)

Mortgage investment and correspondent activity results:

•                  Acquired nonperforming whole loans and REO totaling $436 million in unpaid principal balance (UPB)

(1) Return on average equity is calculated based on annualized quarterly net income as a percentage of monthly average shareholders’ equity during the period.

•                  Completed investments totaling $21 million in excess servicing spread (ESS) on mortgage servicing rights (MSRs) acquired by PennyMac Financial Services, Inc. (NYSE: PFSI)

•                  Correspondent loan acquisitions of $4.8 billion in UPB, down 16 percent from the prior quarter(2)

•            Conventional conforming and jumbo loan acquisitions of $1.9 billion in UPB, down 21 percent from the prior quarter

•                  Correspondent interest rate lock commitments (IRLCs) of $5.5 billion, down 8 percent from the prior quarter

•            Conventional conforming and jumbo IRLCs of $2.2 billion, down 13 percent from the prior quarter

•                  MSR and ESS investments reached $452 million

Investment activity after the first quarter:

•                  Agreed to acquire $41 million in UPB of nonperforming whole loans expected to settle in May(3)

•                  Agreed to acquire approximately $27 million in ESS from mini-bulk and flow MSRs that PFSI is expected to acquire in second quarter(3)

“The reduction in earnings for the first quarter was driven by reduced income in PMT’s correspondent lending business and lower gains in the distressed whole loan portfolio,” said Stanford L. Kurland, PMT’s Chairman and Chief Executive Officer.  “We believe that PMT has in place and continues to develop a balance sheet that is well positioned across multiple residential mortgage-related strategies.  During the quarter, we made selective new investments in nonperforming loans as well as continuing investments in MSRs and ESS which we believe will deliver attractive returns on equity.”

(2) Government loan acquisitions for the first quarter were $2.9 billion in UPB and were or will be sold to an affiliate, for which PMT earned or will earn a sourcing fee of 3 basis points and interest income for its holding period.

(3) These pending transactions are subject to negotiation and execution of definitive documentation, continuing due diligence, and customary closing conditions. There can be no assurance that the committed amounts will ultimately be acquired or that the transactions will be completed.

PMT earned $36.3 million in pretax income for the quarter ended March 31, 2014, a 34 percent decrease from the fourth quarter. The following table presents the contribution of PMT’s Investment Activities and Correspondent Lending segments to pretax income:

	Quarter ended March 31, 2014
	Investment	Correspondent	Intersegment
	Activities	Lending	Elimination	Total
	$ in thousands
Net investment income:
Net gain on mortgage loans acquired for sale	$—	$9,971	$—	$9,971
Net gain on investments	42,585	—	—	42,585
Net interest income
Interest income	36,598	3,635	(887)	39,346
Interest expense	17,007	3,655	(887)	19,775
	19,591	(20)	—	19,571
Net loan servicing fees	7,421	—	—	7,421
Other investment (loss) income	(5,309)	2,356	—	(2,953)
	64,288	12,307	—	76,595
Expenses:
Loan Fulfillment, Servicing and Management feespayable to PennyMac Financial Services, Inc	22,496	9,071	—	31,567
Other	8,651	88	—	8,739
	31,147	9,159	—	40,306
Pretax income	$33,141	$3,148	$—	$36,289
Total assets at period end	$3,868,189	$359,348	$—	$4,227,537

Investment Activities Segment

The Investment Activities segment generated $33.1 million in pretax income on revenues of $64.3 million in the first quarter, compared to $48.4 million and $78.0 million, respectively, in the fourth quarter of 2013. Net gain on investments totaled $42.6 million in the first quarter, an 11 percent decrease from the fourth quarter.  Net interest income, which includes income from PMT’s investments in excess servicing spread, decreased by $2.9 million to $19.6 million.  Net loan servicing fees were $7.4 million, down from $12.2 million in the fourth quarter.  Other investment losses were $5.3 million, versus losses of $4.5 million in the fourth quarter.  Expenses were $31.1 million in the first quarter, an increase of 5 percent from the prior quarter, primarily driven by higher servicing expense from a growing servicing portfolio.

Distressed Mortgage Investments

PMT’s distressed mortgage loan portfolio generated realized and unrealized gains totaling $39.9 million in the first quarter, compared to $50.6 million in the fourth quarter.  Of the gains in the first quarter, $5.6 million was realized through payoffs in which collections on the loan balances were at levels higher than their recorded fair values.

The following schedule details the realized and unrealized gains on mortgage loans:

	Quarters ended
	March 31, 2014	December 31, 2013
	(in thousands)
Valuation changes:
Performing loans	$(3,286)	$9,897
Nonperforming loans	36,459	34,793
	33,173	44,690
Payoffs	5,620	5,888
Sales	1,125	—
	39,918	50,578

Valuation gains totaled $33.2 million in the first quarter, compared to $44.7 million in the fourth quarter.  Gains on nonperforming loans, which are driven by the progression of loans closer to their resolution and upward changes in home prices and home price forecasts, increased by 5 percent from the fourth quarter. Valuation losses on performing loans totaled $3.3 million in the first quarter, compared to a $9.9 million gain in the fourth quarter.  The loss on performing loans resulted from adjustments for capitalized interest from loan modifications totaling $12.5 million.  Capitalized interest on modifications increases interest income and tends to reduce the loan valuation.  Gain from loan sales relates to the previously announced sale of performing loans, which settled in January.  Overall, valuation changes were impacted by slower rates of home price appreciation versus forecast, which was due in part to severe winter weather across much of the U.S. during the quarter.

PMT acquired and settled $436 million in UPB of nonperforming whole loans and REO during the first quarter.  After the end of the quarter, PMT agreed to purchase $41 million in UPB of distressed whole loans, a transaction which is expected to settle in the second quarter of 2014.(3)

Mortgage Servicing Rights

PMT’s MSR portfolio, which is subserviced by PFSI, grew to $27.3 billion in UPB, compared to $25.8 billion in the fourth quarter.  Servicing fee revenue of $17.5 million was partially offset by amortization, impairment and fair value losses totaling $10.1 million, resulting in net loan servicing fees of $7.4 million, down from $12.2 million in the fourth quarter.

The following schedule details the net loan servicing fees:

	Quarter ended
	March 31, 2014	December 31, 2013
	(in thousands)
Net loan servicing fees
Servicing fees(1)	$17,532	$17,550
MSR recapture fee receivable from PFSI	8	122
Effect of MSRs:
Carried at lower of amortized cost or fair value
Amortization	(7,365)	(7,808)
Reversal of (provision for) impairment	(627)	1,475
Carried at fair value - change in fair value	(2,028)	890
Losses on hedging derivatives	(99)	—
	(10,119)	(5,443)
Net loan servicing fees	$7,421	$12,229

(1) Includes contractually specified servicing fees.

Correspondent Lending Segment

For the quarter ended March 31, 2014, the Correspondent Lending segment generated pretax income of $3.1 million, versus $6.3 million in the fourth quarter.  Revenues totaled $12.3 million, a decline of 32 percent from the fourth quarter, driven by a reduction in IRLC volumes and net gain on mortgage loans acquired for sale.

PMT acquired $4.8 billion in UPB of loans through correspondent lending in the first quarter, and IRLCs totaled $5.5 billion, compared to $5.8 billion and $6.0 billion, respectively, in the fourth quarter.  Of the correspondent lending acquisitions, conventional loans and jumbo acquisitions totaled $1.9 billion, and government insured or guaranteed loans were $2.9 billion. Overall across the

U.S. mortgage market, originations are estimated to have declined 23 percent from the fourth quarter.(4)  Net gain on mortgage loans acquired for sale totaled $10.0 million in the first quarter, a decrease from $13.9 million from the fourth quarter resulting from the decline in conventional loan IRLC volumes and heightened competition.

The following schedule details the net gain on mortgage loans acquired for sale:

	Quarters ended
	March 31, 2014	December 31, 2013
	(in thousands)
Net gain on mortgage loans acquired for sale
Receipt of MSRs in loan sale transactions	$20,875	$26,802
Provision for representation and warranties	(744)	(967)
Cash investment (1)	(6,441)	(23,220)
Fair value changes of pipeline, inventory and hedges	(3,719)	11,306
	$9,971	$13,921

(1) Net of cash hedge expense

Segment revenues also included $2.4 million of loan origination fees, a 21 percent decline from the fourth quarter, and net interest expense of $20 thousand.

Segment expenses declined 22 percent quarter-over-quarter to $9.2 million, due to lower loan fulfillment fee expense resulting from the decline in loan acquisition volumes.  The average fulfillment fee in the first quarter was 46 basis points, unchanged from the prior quarter.

Expenses

Expenses for the first quarter totaled $40.3 million, compared to $41.4 million in the fourth quarter.  The decrease was largely driven by a $2.2 million decrease in loan fulfillment fees as a result of lower correspondent acquisition volumes, a $0.9 million decline in management fees and $0.8 million decline in professional services fees, partially offset by a $2.4 million increase in loan servicing fees. Servicing expenses increased as a result of continued growth in PMT’s servicing portfolio and special servicing activities for the distressed whole loan portfolio.

(4) Source: Inside Mortgage Finance

The Company booked an income tax benefit of $1.6 million in the first quarter, versus $2.0 million expense provision in the fourth quarter. The benefit results from a pretax loss attributed to PMT’s taxable REIT subsidiary for the quarter.

Mr. Kurland concluded, “The existing investment portfolio should continue to generate strong returns, and we expect to grow PMT’s investments in a patient and prudent manner. We see a flow of opportunities in excess servicing spread and distressed loan pools where we are being selective.  At present, we believe that the taxable earnings generated from PMT’s assets and future investment opportunities are consistent with the current dividend level.  We remain vigilant in pursuing investment opportunities and working to deliver superior long-term returns for our shareholders.”

Management’s slide presentation will be available in the Investor Relations section of the Company’s website at www.PennyMac-REIT.com beginning at 1:30 p.m. (Pacific Daylight Time) on Wednesday, May 7, 2014. We encourage investors to submit questions via email to InvestorRelations@pnmac.com; if any questions are submitted we will post responses via a document on our website.

About PennyMac Mortgage Investment Trust

PennyMac Mortgage Investment Trust is a mortgage real estate investment trust (REIT) that invests primarily in residential mortgage loans and mortgage-related assets.  PennyMac Mortgage Investment Trust trades on the New York Stock Exchange under the symbol “PMT” and is externally managed by PennyMac Financial, Inc., a wholly owned subsidiary of Private National Mortgage Acceptance Company, LLC.  Additional information about PennyMac Mortgage Investment Trust is available at www.PennyMac-REIT.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections and assumptions with respect to, among other things, the Company’s financial results, future operations, business plans and investment strategies, as well as industry and market conditions, all of which are subject to change.  Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements.  Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein.  Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: changes in our investment objectives or investment or operational strategies; volatility in our industry, the debt or equity markets, the general economy or the residential finance and real estate markets; changes in general business, economic, market, employment and political conditions or in consumer confidence; declines in residential real estate or significant changes in U.S. housing prices or activity in the U.S. housing market; availability of, and level of competition for, attractive risk-adjusted investment opportunities in residential mortgage loans and mortgage-related assets that satisfy our investment objectives; concentration of credit risks to which we are exposed; the degree and nature of our competition; our dependence on our manager and servicer, potential conflicts of interest with such entities, and the performance of such entities; availability, terms and deployment of short-term and long-term capital; unanticipated increases or volatility in financing and other costs; the performance, financial condition and liquidity of borrowers; incomplete or inaccurate information or documentation provided by customers or counterparties, or adverse changes in the financial condition of our customers and counterparties; the quality and enforceability of the collateral documentation evidencing our ownership and rights in the assets in which we invest;  increased rates of delinquency, default and/or decreased recovery rates on our investments; increased prepayments of the mortgages and other loans underlying our mortgage-backed securities and other investments; the degree to which our hedging strategies may protect us from interest rate volatility; our failure to maintain appropriate internal controls over financial reporting; our ability to comply with various federal, state and local laws and regulations that govern our business; changes in legislation or regulations or the occurrence of other events that impact the business, operations or prospects of government agencies, mortgage lenders and/or publicly-traded companies; the creation of the Consumer Financial Protection Bureau, or CFPB, and enforcement of its rules; changes in government support of homeownership; changes in government or government-sponsored home affordability programs; changes in governmental regulations, accounting treatment, tax rates and similar matters (including changes to laws governing the taxation of real estate investment trusts, or REITs; limitations imposed on our business and our ability to satisfy complex rules for us to qualify as a REIT for U.S. federal income tax purposes and qualify for an exclusion from the Investment Company Act of 1940 and the ability of certain of our subsidiaries to qualify as REITs or as taxable REIT subsidiaries for U.S. federal income tax purposes and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules; and the effect of public opinion on our reputation. You should not place undue reliance on any forward-looking statement and should consider all of the uncertainties and risks described above, as well as those more fully discussed in reports and other documents filed by the Company with the Securities and Exchange Commission from time to time.  The Company undertakes no obligation to publicly update or revise any forward-looking statements or any other information contained herein, and the statements made in this press release are current as of the date of this release only.

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	Quarter ended
Unaudited	March 31, 2014	December 31, 2013	March 31, 2013
	(in thousands)
ASSETS
Cash	$11,871	$27,411	$19,376
Short-term investments	91,338	92,398	45,024
Mortgage-backed securities at fair value	198,110	197,401	—
Mortgage loans acquired for sale at fair value	344,680	458,137	1,123,348
Mortgage loans at fair value	2,079,020	2,076,665	1,366,922
Mortgage loans under forward purchase agreements at fair value	202,661	218,128	—
Mortgage loans at fair value held by variable interest entity	529,680	523,652	—
Excess servicing spread purchased from PennyMac Financial Services, Inc.	151,019	138,723	—
Derivative assets	7,928	7,976	15,186
Real estate acquired in settlement of loans	172,987	138,942	84,486
Real estate acquired in settlement of loans under forward purchase agreements	13,890	9,138	—
Mortgage servicing rights	301,427	290,572	180,441
Servicing advances	60,024	59,573	37,695
Due from PennyMac Financial Services, Inc.	3,590	6,009	5,991
Other assets	59,312	66,192	48,691
Total assets	$4,227,537	$4,310,917	$2,927,160

LIABILITIES
Assets sold under agreements to repurchase	$1,887,778	$2,039,605	$1,615,050
Borrowings under forward purchase agreements	216,614	226,580	—
Asset-backed secured financing at fair value	166,514	165,415	—
Exchangeable senior notes	250,000	250,000	—
Derivative liabilities	961	1,961	2,079
Accounts payable and accrued liabilities	72,413	71,561	28,142
Due to PennyMac Financial Services, Inc.	20,812	18,636	14,748
Income taxes payable	58,309	59,935	38,481
Liability for losses under representations and warrants	10,854	10,110	6,231
Total liabilities	2,684,255	2,843,803	1,704,731

SHAREHOLDERS’ EQUITY
Common shares of beneficial interest—authorized, 500,000,000 common shares of $0.01 par value; issued and outstanding, 73,929,541, 70,458,082 and 58,990,225 common shares	739	705	590
Additional paid-in capital	1,466,347	1,384,468	1,131,231
Retained earnings	76,196	81,941	90,608
Total shareholders’ equity	1,543,282	1,467,114	1,222,429
Total liabilities and shareholders’ equity	$4,227,537	$4,310,917	$2,927,160

PENNYMAC MORTGAGE INVESTMENT TRUST AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

	Quarter Ended
Unaudited	March 31, 2014	December 31, 2013	March 31, 2013
	(in thousands, except earnings per share)
Investment Income
Net gain on mortgage loans acquired for sale	$9,971	$13,921	$29,279
Loan origination fees	2,356	2,981	5,473
Net interest income
Interest income	39,346	43,912	16,875
Interest expense	19,775	20,345	11,236
	19,571	23,567	5,639
Net gain on investments	42,585	47,858	63,980
Net loan servicing fees	7,421	12,229	6,011
Results of real estate acquired in settlement of loans	(6,626)	(6,014)	(3,253)
Other	1,317	1,545	687
Net investment income	76,595	96,087	107,816
Expenses
Expenses payable to
PennyMac Financial Services, Inc.:
Loan fulfillment fees	8,902	11,087	28,244
Loan servicing fees (1)	14,591	12,162	7,726
Management fees	8,074	8,924	6,492
Professional services	1,731	2,501	2,384
Compensation	2,942	2,095	2,089
Other	4,066	4,589	4,946
Total expenses	40,306	41,358	51,881
Income before provision for income taxes	36,289	54,729	55,935
(Benefit) provision for income taxes	(1,584)	2,033	2,639
Net income	$37,873	$52,696	$53,296

Earnings per share
Basic	$0.52	$0.74	$0.90
Diluted	$0.50	$0.69	$0.90
Weighted-average shares outstanding
Basic	71,527	70,456	58,927
Diluted	80,289	79,214	59,319

(1)         Servicing expenses include both special servicing for PMT’s distressed portfolio and subservicing for its mortgage servicing rights.

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